                                                                Exhibit (b)(1)

July 30, 1996


United States Surgical Corporation
150 Glover Avenue
Norwalk, CT 06856

Gentlemen:

United States Surgical Corporation (the "Borrower") has requested J.P. Morgan Securities Inc., BA Securities Inc., The Bank of New York and NationsBanc Capital Markets, Inc. (collectively, "Arrangers") to arrange a $175 million four year term loan credit facility (the "Credit Facility") which shall be utilized by the Borrower for the acquisition of the company you have identified to us ("Target"). The Borrower has also requested that Morgan Guaranty Trust Company of New York, Bank of America Illinois, The Bank of
New York and NationsBank, N.A. (collectively, the "Lead Banks") collectively provide the full amount of the Credit Facility.

Each Lead Bank severally agrees to provide $43,750,000 of the Credit Facility, subject to the provisions of this letter. Attached as Exhibit A to this letter is a Summary of Terms and Conditions (the "Term Sheet") setting forth the principal terms and conditions on and subject to which each Lead Bank is willing to make its portion of the Credit Facility available. Notwithstanding the foregoing, each Lead Bank reserves the right to transfer all or part of its commitment to one or more other lenders (together with the Lead Banks, "Lenders") in connection with the syndication of the Credit Facility.

All commitments will be subject to (i) satisfactory completion of due diligence: (ii) the absence of adverse changes in the relevant markets or in the regulatory environment that in our judgment are likely to materially and adversely affect the syndication of the credit facility; it being understood that there can be no assurance that such markets or regulatory environment will not so change in the future; (iii) representations by the Borrower to us of its willingness to cooperate with us in structuring and syndicating the Credit Facility, including its willingness to make reasonable changes to the documents as requested by participants; (iv) our current understanding of the proposed capital structure after giving effect to the financing referred to herein; (v) the absence of adverse changes in the financial condition, business, assets, results of operations, of the Borrower or the business to be acquired by the Borrower; (vi) our satisfaction that prior to and during the syndication of the Credit Facility there shall be no competing offering, placement or arrangement of debt securities or bank financing on behalf of the Borrower, and (vii) the negotiation, execution and delivery of mutually acceptable definitive loan documentation (to be prepared by the Lead Banks' counsel, Davis Polk & Wardwell, within 120 days of the date hereof.)

Each Lead Bank will receive an arrangement fee of 50 basis points calculated on its commitment payable in the following non-refundable installments:
(i) 12.5 basis points payable upon the acceptance of this letter, and (ii)
37.5 basis points payable upon signing of definitive loan documentation.

You agree to assist the Arrangers in forming a syndicate of Lenders and to furnish the Arrangers and the Lenders, after the public announcement of the proposed acquisition, promptly upon request, with all information reasonably deemed necessary by them to complete successfully the syndication, including, but not limited to, (a) an information package for delivery to potential syndicate members and participants (the "Information Memorandum") and (b) information and projections prepared by you relating to the transactions described herein. You further agree to make appropriate officers and representatives of the Borrower available to participate in information meetings for potential syndicate members and participants at such times and places as the Arrangers may reasonably request up until the date of closing. The Arrangers will request that every potential syndicate member sign a confidentiality agreement or return the information package if they do not sign such a confidentiality agreement.

You agree to pay the costs and expenses (including, without limitation, the reasonable fees and expenses of one counsel to the Arrangers and the Lead Banks and each Lead Bank's syndication and other out-of-pocket expenses, including those for due diligence) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreement and the other transactions contemplated herein. You further agree to indemnify and hold harmless each Lender and each Arranger, their affiliates and each director, officer, employee, and agent thereof (each, an "indemnified person") against, and to reimburse each indemnified person, upon its demand, for any losses, claims, damages, liabilities or other expenses ("Losses") to which such indemnified person may become subject insofar as such Losses arise out of or in any way relate to or result from this letter or the financing contemplated hereby, or any use of the proceeds thereof including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any investigation, litigation or other proceeding brought or threatened relating to any of the foregoing (whether or not such indemnified person is a party thereto); provided that the foregoing will not apply to any Losses of an indemnified person to the extent they result from gross negligence, willful misconduct, or a breach of these documents by such indemnified person as determined by a final judgment or a court of competent jurisdiction. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed.

You agree that you will not furnish copies of this letter or disclose in whole or in part the contents hereof to any person, firm, corporation or other legal entity other than your advisors or as required by applicable law or compulsory legal process, without the prior written consent of the Arrangers. Any disclosure by you not permitted by the preceding sentence shall constitute your agreement to pay the fee contemplated by clause (i) of the fourth paragraph of this letter, whether or not you have accepted this letter. You shall afford the Arrangers a reasonable opportunity to review any proposed disclosure of this letter or its contents.

This letter may not be changed except pursuant to a writing signed by each of the parties hereto. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

If you are in agreement with the foregoing, please sign and return to each Arranger an enclosed copy of this letter no later than 6:00 p.m., New York time, on July 31, 1996. This offer shall terminate at such time unless prior thereto each Arranger shall have received a signed copy of this letter.

We look forward to working with you on this transaction.

                        Very truly yours,


                        J.P. MORGAN SECURITIES, INC.

                        By
                              _________________________________________________
                        Title    Vice President
                              _________________________________________________


                        MORGAN GUARANTY TRUST COMPANY
                          OF NEW YORK

                        By
                               ________________________________________________
                        Title    Associate
                               ________________________________________________


                        BA SECURITIES, INC.

                        By
                               ________________________________________________
                        Title
                               ________________________________________________


                        BANK OF AMERICA ILLINOIS

                        By
                               ________________________________________________
                        Title
                               ________________________________________________

                             NATIONSBANC CAPITAL MARKETS, INC.

                             By
                                __________________________________________

                             Title
                                   _______________________________________

                             NATIONSBANK, N.A.

                             By
                                __________________________________________

                             Title
                                   _______________________________________

                             THE BANK OF NEW YORK

                             By
                                __________________________________________

                             Title
                                   _______________________________________


Accepted and agreement to as of the
date first above written:

United States Surgical Corporation

By
   _____________________________________

Title
      __________________________________

                        SUMMARY OF TERMS AND CONDITIONS

                    FOR UNITED STATES SURGICAL CORPORATION

Borrower:                         United States Surgical Corporation ("USSC").

Amount:                           $175,000,000

Facility:                         4.5 year delayed drawdown term loan.

Purpose: Finance the acquisition (the "Acquisition") of Target (the "Target") to be effected by a cash tender offer (the "Tender Offer") and a subsequent merger (the "Merger").

Underwriters:                     Morgan Guaranty Trust Company of New York,
                                  Bank of America Illinois, NationsBank, N.A.
                                  and The Bank of New York

Lenders: The Facility will be underwritten by the Underwriters and syndicated by the Underwriters among certain banks party to USSC's existing $325 million Credit Facility and other banks selected by the Underwriters and reasonably satisfactory to USSC (collectively, the "Lenders").

Effective Date:                   August [  ], 1996

Final Maturity:                   January 5, 2001.

Drawdowns:                        Minimum amounts of $5 million with additional
                                  increments in whole multiples of $1 million.
                                  Drawdowns require same day notice for Base
                                  Rate Loans, two business days' notice for Adjusted CD Loans and three business days' notice for Adjusted LIBOR Loans.

Prepayments:                      Base Rate Loans may be prepaid at any time on
                                  one business day's notice. Adjusted LIBOR and Adjusted CD Loans may not be prepaid before the end of the Interest Period without payment of the break funding costs of Lenders.

Termination or Reduction of       USSC may reduce the unused commitments in
Commitments:                      amounts of at least $5 million with additional
                                  increments in whole multiples of $1 million at any time or may terminate the commitments, in each case on three business days' notice.

Permitted Asset Securitization:   Notwithstanding other limitations on asset
                                  sales and liens, USSC will be permitted to enter into an agreement to securitize its accounts receivable, provided that (i) the aggregate principal

July 30, 1996                                                            Page 1
                                  amount of such financing does not exceed $75
                                  million, (ii) to the extent that the $325 million revolving commitments have terminated Loans are reduced by an amount equal to 50% of the proceeds of such financing and (iii) the terms and conditions of such financing are acceptable to the Required Banks.

Borrowing Options:                The Borrower will have the option to choose
                                  among interest rates based on the Base Rate, Adjusted LIBOR and Adjusted CD Rate. LIBOR and
                                  CD will be adjusted for reserves and other regulatory requirements. Base Rate means the higher of the Administrative Agent's Prime
                                  Rate or the federal funds rate plus 0.50%.

Pricing: Pricing on the loans will vary according to the Pricing Level commensurate with credit quality, measured by Total Debt to EBITDA calculated on a rolling four quarter basis.

     Facility Fee:                A per annum fee (determined) in accordance
                                  with the attached Pricing Grid), payable quarterly in arrears and upon termination of the Facility, calculated on a 360-day basis on each Bank's commitment. The Facility Fee will vary according to the ratio of Total Debt to EBITDA as set forth attached Pricing Grid.

Assignments/Participations:       Any Bank may at any time, with the prior
                                  consent of USSC and the Administrative Agent
                                  (which consents will not be unreasonably withheld) assign all or a portion of its commitment under the Facility to other banking institutions meeting specified criteria for an eligible assignee (minimum assignment amount of $10,000,000). In addition, each Bank shall have the right to grant participations in its commitment and outstanding loans without the consent of USSC or the Administrative Agent.

Documentation:                    The Facility will be subject to the execution
                                  of a credit agreement acceptable to USSC and the Underwriters, which will contain provisions which are standard for a facility of this type, including, but not limited to, the following:

Conditions for                    Customary and appropriate for similar
Initial Borrowing:                financings, including those conditions
                                  appropriate in the context of the proposed transaction necessary for the initial funding:

                                  1.  No material adverse change in financial
                                      condition, business, operations or
                                      properties of USSC and its Subsidiaries
                                      since 6/30/96.

                                  2. Negotiation and execution of satisfactory closing documentation, including, without limitation, legal opinions.

                                  3. The conditions to the Tender Offer shall afford such protections as are usual and customary or otherwise appropriate to the Acquisition in the reasonable

July 30, 1996                                                            Page 2
                                      determination of the Lenders (including, without limitation, conditions that (i) any "poison pill" of the Target be redeemed or otherwise rendered inapplicable to the Tender Offer, (ii)
                                      Section 203 of the Delaware General
                                      Corporation Law, or any comparable
                                      provision of other applicable law of the Target's constituent documents, not prevent the Merger from being consummated within 180 days after the Tender Offer Closing Date and (iii) USSC shall own and control the number of shares of the Target's common stock as shall be necessary to approve the Merger without the affirmative vote or approval of any other shareholders); all material conditions to the consummation of the Tender Offer shall have been satisfied and shall not have been waived (for which purpose conditions that must be fulfilled to the satisfaction of USSC must also be fulfilled to the satisfaction of the Lenders in their reasonable determination); and the tendered shares shall have been accepted for payment pursuant to the Tender Offer in accordance with the terms of the Tender Offer.

                                  4.  The Lenders' satisfaction that all
                                      necessary licenses, permits, and
                                      governmental and third party filings,
                                      consents, and approvals for the
                                      Acquisition and the Merger have been
                                      obtained and remain in full force and
                                      effect.

                                  5. The Tender Offer and the financing thereof shall be in compliance with all laws and regulations (including, without limitation, margin regulations).

Conditions for all Borrowings:    1.  Representations and warranties true and
                                      correct (including the absence of material adverse change).
                                  2.  No default under the Facility.

Representations and               Customary for credit agreements of this
Warranties:                       nature, with respect to USSC and its
                                  Subsidiaries, including but not limited to:

                                  1.  Corporate existence.
                                  2. Corporate and governmental authorization; no contravention: binding effect.
                                  3.  Financial information.
                                  4.  No material adverse change in the
                                      financial condition, business, operations or properties USSC and its Subsidiaries since June 30, 1996.
                                  5.  Compliance with laws, including ERISA.
                                  6. No material litigation except as set forth in USSC's 1995 Form 10K and 1996 second quarter Form 10Q.
                                  7.  Existence, incorporation, etc. of
                                      subsidiaries.
                                  8.  Payment of taxes.
                                  9.  Full disclosure.

July 30, 1996                                                            Page 3

                                  10. No default under other Material Debt
                                      agreements.
                                  11. Environmental matters.

Financial Covenants:              USSC will, at all times, maintain:

                                  1.  Consolidated Net Worth, excluding
                                      intangibles acquired after 9/30/92, of not less than the sum of (a) the minimum required under the existing agreement at 9/30/95 and (b), thereafter, 50% of quarterly positive net income on a cumulative basis.
                                  2.  Maximum Total Debt to Consolidated Total
                                      Capital of 60%.
                                  3. Fixed Charge Coverage defined as (EBITDA + Net Rent Expenses - Capex)/(Net Interest Expense + Net Rent Expense + Preferred Dividends + Principal and Capital Lease Payments), all without duplication, but in any event capturing all cash payments related to the North Haven Notes (except for contingent rent payments under the North Haven Notes), shall not at the end of any fiscal quarter, for the first four quarters following the acquisition of Target, be less than 1.50. Thereafter, Fixed Charge Coverage shall not at the end of any fiscal quarter be less than 1.60. Should the following two events occur, they will be carved-out from the EBITDA calculation: (i) the aggregate amount from the date of closing of $25 million for settlement and settlement expenses associated with lawsuits referred to in USSC's financial statements, and (ii) the aggregate amount from the date of closing of $35 million non-cash charges related to international real estate. The first test will be at 9/30/96. The test will be calculated on a rolling four quarter basis.

Other Covenants:                  Customary in credit agreements of this
                                  nature, with respect to USSC and its
                                  Subsidiaries, including but not limited
                                  to:

                                  1. Information: quarterly unaudited financial statements and audited annual financial statements. In addition, USSC will provide such other information as any Bank may reasonably request.
                                  2.  Payment of obligations.
                                  3.  Maintenance of property; insurance
                                      coverage.
                                  4.  Conduct of business; maintenance of
                                      existence.
                                  5.  Compliance with laws, including ERISA
                                      and environmental regulations.
                                  6.  Inspection of property, books and records.
                                  7.  Negative pledge (including subsidiary
                                      stock and assets), with a basket of $15
                                      million, excluding existing liens and
                                      liens created in connection with a
                                      Permitted Asset Securitization.


July 30, 1996                                                             Page 4

                                  8.  Limitations on investments in joint
                                      ventures and in unconsolidated
                                      subsidiaries of 10% of Consolidated
                                      Net Worth.
                                  9.  Annual restriction on common dividends
                                      and repurchases of common stock of
                                      20% of annual net income calculated
                                      on a rolling 4 quarter basis until
                                      USSC receives and maintains senior
                                      unsecured debt ratings of at least
                                      BBB- and Baa3 ("Investment Grade
                                      Status").
                                 10.  Subsidiary debt limitation of $100
                                      million, excluding existing capital
                                      lease with UIS for the European
                                      headquarters (up to FF545 million).
                                 11.  Limitation on Sale of Assets (excluding
                                      sales in the ordinary course of business) of $50,000,000 per year (excluding accounts receivable sold in connection with a Permitted Asset Securitization), until USSC achieves Investment Grade Status.
                                 12.  Prohibition on consolidations and
                                      mergers where USSC is not the surviving
                                      entity.
                                 13.  Transactions with affiliates on arms-
                                      length basis.
                                 14.  Limitation on prepayment of other
                                      debt provided that prepayments are
                                      permitted with the net cash proceeds
                                      of (i) debt specifically incurred for
                                      such purpose and containing terms and
                                      conditions substantially similar or
                                      more favorable to USSC and the Banks,
                                      (ii) common stock and (iii) preferred
                                      stock not subject to mandatory redemption before February 5, 2001.
                                 15.  Limitation on use of proceeds. Proceeds
                                      may not be used to purchase any debt
                                      securities other than temporary cash
                                      investments.

Events of Default:                    Customary and appropriate, including
                                      without limitation the following:

                                  1.  Failure to pay principal when due or
                                      any interest or fees payable under
                                      the Credit Agreement within two business days after due date.
                                  2.  Failure to meet covenants (with grace
                                      periods, where appropriate).
                                  3.  Representations or warranties false
                                      in any material respect when made.
                                  4.  Cross default to other Material Debt
                                      of USSC and its Subsidiaries, which
                                      is triggered by either (i) a matured
                                      event of default or (ii) an unmatured
                                      event of default if the Required Banks
                                      shall have notified USSC that such
                                      unmatured event of default is an Event
                                      of Default under the Credit Agreement,
                                      and USSC has not cured such unmatured
                                      event of default within two business
                                      days thereafter.

July 30, 1996                                                           Page 5

                                 5.   Other usual defaults with respect
                                      to USSC and Subsidiaries, including
                                      but not limited to insolvency,
                                      bankruptcy, ERISA, and judgment defaults.
                                 6. Changes of ownership or control, defined as 25% of the common equity held or otherwise controlled by any one investor.

Required Banks:                  Banks holding 60% of the commitments/loans.

Increased Costs/Change of
Circumstances:                   The credit agreement will contain customary
                                 provisions protecting Lenders in the event of unavailability of funding illegality, increased costs, funding losses, and with-holding taxes.

Governing Law
and Jurisdiction:                State of New York.

Indemnification:                 USSC will indemnify the Lenders against
                                 all losses, liabilities, claims, damages, and expenses relating to their loans, the Borrower use of loan proceeds or the commitments, including but not limited to reasonable attorney's fees and settlement costs (except such as result from the indemnitee's gross negligence or willful misconduct).

Other Conditions:                Any matters not covered by, or made clear in,
                                 this term sheet are subject to mutual
                                 agreement of the parties.

Confidentiality:                 The contents of this term sheet are
                                 confidential and are not to be disclosed to any third party without the prior approval of the Arrangers.

July 30, 1996                                                          Page 6

Facility pricing
________________________________________________________________________________

Basis points
________________________________________________________________________________

                Level 1    Level 2    Level 3    Level 4    Level 5    Level 6
Total Debt/      1.50x    2.00xBUT   2.00xBUT   2.50xBUT   3.00xBUT   3.50xBUT
  EBITDA       and below    1.50x      2.50x      3.00x      3.50x    and above
________________________________________________________________________________
Facility fee:      15.0     17.5       20.0       22.5       27.5        35.0
________________________________________________________________________________

LIBOR margin       22.5     32.5       42.5       62.5       60.0        65.0
________________________________________________________________________________

Used pricing       37.5     50.0       62.5       75.0       87.5       100.0
________________________________________________________________________________

Letter of credit:

  Letter of
   credit fee:     22.5     32.5       42.5       52.5       60.0        65.0

  Fronting fee:    12.5     12.5       12.5       12.5       12.5        12.5
________________________________________________________________________________
